Exhibit 5.2

Paris, January 13, 2026

TotalEnergies SE

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

TotalEnergies Capital USA, LLC

1201 Louisiana Street

Suite 1800

Houston, Texas 77002

United States

Dear Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of (i) US$1,500,000,000 aggregate principal amount of 4.248% guaranteed notes due 2031 (the “2031 Notes”), (ii) US$1,250,000,000 aggregate principal amount of 4.569% guaranteed notes due 2033 (the “2033 Notes”) and (iii) US$750,000,000 aggregate principal amount of 4.857% guaranteed notes due 2036 (the “2036 Notes” and, together with the 2031 Notes and the 2033 Notes, the “Notes”) of TotalEnergies Capital USA LLC, a limited liability company organized under the laws of the State of Delaware (“TotalEnergies Capital USA”) and the related guarantees of the Notes (the “Guarantees”) by TotalEnergies SE, a société européenne organized under the laws of the Republic of France (“TotalEnergies”), I, as Legal Director, Project & Corporate Finance of TotalEnergies, have examined such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion.

TotalEnergies filed a registration statement on Form F-3ASR under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “SEC”) on April 29, 2024 (File No. 333-278983), as amended by a Post-Effective Amendment filed with the SEC by TotalEnergies Capital USA on August 29, 2025 (File Nos. 333-278983 and  333-278983-04), including the information deemed to be a part of the registration statement pursuant to Rule 430A under the Securities Act (the “Registration Statement”), relating to, among other things, the proposed offer and sale of an unspecified principal amount of TotalEnergies Capital USA’s guaranteed debt securities, including the Notes. The Notes are being issued under the indenture dated as of January 13, 2026 (the “Indenture”), among TotalEnergies Capital USA, TotalEnergies, The Bank of New York Mellon, acting through its London Branch, as trustee, and The Bank of New York Mellon SA/NV, acting through its Dublin Branch as security registrar.

Upon the basis of such examination, I advise you that, in my opinion, assuming that (i) the Registration Statement on Form F-3ASR dated April 29, 2024, as amended by the Post-Effective Amendment dated August 29, 2025 has been duly filed and has become automatically effective under the Act, (ii) the Indenture has been duly authorized and validly executed, (iii) the Notes have been duly authorized and validly executed, and the terms of the Notes and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon TotalEnergies or TotalEnergies Capital USA, as the case may be, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over TotalEnergies or TotalEnergies Capital USA, as the case may be, (iv) the Guarantees have been duly authorized and validly executed, (v) the text of the Guarantees related to the Notes has been endorsed on the Notes as contemplated in the Indenture and (vi) the Notes have been issued and sold as contemplated in the Registration Statement:

(1)	the Notes constitute valid and legally binding obligations of TotalEnergies Capital USA, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(2)	each of the Guarantees constitutes a valid and legally binding obligation of TotalEnergies, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the laws of the State of New York, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. I understand you are relying as to all matters governed by the laws of the Republic of France upon my opinion dated the date hereof, which opinion is being delivered to you separately.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Notes and the Guarantees and to the references to me under the caption “Legal Matters” in the Prospectus included therein. In giving such consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

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Very truly yours,

/s/ Matthew Clayton

Matthew Clayton
Legal Director, Project & Corporate Finance of TotalEnergies